UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2011

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10750 Columbia Pike, Silver Spring, Maryland		20901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See “Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” for a description of a $300 million senior unsecured revolving credit agreement entered into on February 24, 2011 among Choice Hotels International, Inc. (the “Company”), Wells Fargo Bank, National Association, as administrative agent and a syndicate of lenders (the “New Revolver”).

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the entry into the New Revolver described in Items 1.01 and 2.03, on February 24, 2011, the Company’s $350 million senior unsecured revolving credit agreement, dated as of June 16, 2006, among the Company, Wachovia Bank, National Association, as Agent, SunTrust Bank, as Syndication Agent, Bank of America, N.A., as Documentation Agent, Wachovia Capital Markets, LLC, as Lead Arranger and Sole Book Manager, and the additional lenders named therein (the “Old Revolver”), was terminated. The Old Revolver permitted the Company to borrow, repay and re-borrow revolving loans until the scheduled maturity date of June 16, 2011.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 24, 2011, the Company refinanced the Old Revolver by entering into the New Revolver. The New Revolver provides for a $300 million unsecured revolving credit facility with a final maturity date of February 24, 2016. Up to $30 million of borrowings under the New Revolver may be used for letters of credit and up to $20 million of borrowings under the New Revolver may be used for swing-line loans.

The New Revolver is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Company’s subsidiaries that currently guarantee the obligations under the Company’s Indenture governing the terms of its 5.70% senior notes due 2020.

The Company may at any time prior to the final maturity date increase the amount of the New Revolver by up to an additional $150 million to the extent that any one or more lenders commit to being a lender for the additional amount and certain other customary conditions are met.

The Company may elect to have borrowings under the New Revolver bear interest at (i) a base rate plus a margin ranging from 5 to 80 basis points based on the Company’s credit rating or (ii) LIBOR plus a margin ranging from 105 to 180 basis points based on the Company’s credit rating. In addition, the New Revolver requires the Company to pay a quarterly facility fee on the full amount of the commitments under the New Revolver (regardless of usage) ranging from 20 to 45 basis points based upon the credit rating of the Company.

The New Revolver requires that the Company and its restricted subsidiaries comply with various covenants, including with respect to restrictions on liens, incurring indebtedness, making investments and effecting mergers and/or asset sales. In addition, the New Revolver imposes financial maintenance covenants requiring the Company to maintain a total leverage ratio of not more than 3.5 to 1.0 and an interest coverage ratio of at least 3.5 to 1.0.

The New Revolver includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Company under the New Revolver to be immediately due and payable.

The summary of the material provisions of the New Revolver set forth above is qualified in its entirety by reference to the full text of the credit agreement filed as Exhibit 10.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit 10.1— Senior Unsecured Revolving Credit Agreement dated February 24, 2011 among Choice Hotels International, Inc., Wells Fargo Bank, National Association, as administrative agent and a syndicate of lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2011	/s/ David L. White
David L. White
Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description

10.1	Senior Unsecured Revolving Credit Agreement dated February 24, 2011 among Choice Hotels International, Inc., Wells Fargo Bank, National Association, as administrative agent and a syndicate of lenders.